Exhibit 99.1

Company Contact:	Lankford Wade Senior Vice President & Treasurer (615) 236-6200
HEALTHSPRING, INC. ANNOUNCES MANAGEMENT CHANGES
NASHVILLE, Tenn. (May 28, 2010) — HealthSpring, Inc. (NYSE:HS) today announced that, effective June 1, Sharad Mansukani, M.D., will become Vice Chairman — Strategic Planning of the Board of Directors and cease to be an executive officer and part-time employee of the Company. Dr. Mansukani has served on the Company’s Board of Directors since June 2007 and, since November 2008, has served as the Company’s Executive Vice President — Chief Strategy Officer. Both as a former practicing physician and as a former CMS senior advisor, Dr. Mansukani has brought relevant experience and insightful support to the Company’s strategic planning, network development, and physician engagement activities, and is expected to continue to do so. In light of the challenges to the Medicare program posed by recent health insurance reform legislation, the Board of Directors determined that Dr. Mansukani could more effectively assist the Board and management with strategic initiatives by appointing Dr. Mansukani to this newly created Board position. It is expected that Dr. Mansukani will continue to work closely with Herb Fritch, Chairman of the Board and Chief Executive Officer, in developing, implementing, and overseeing the Company’s strategic plans, including its response to Medicare reform.
The Company also announced that Mark A. Tulloch, Executive Vice President — Enterprise Operations, has added the title of Chief Operating Officer of the Company, a title held by the Company’s President, Michael G. Mirt. Mr. Tulloch has served in various management capacities for the Company since July 2006 and has in-depth working knowledge of the Company’s operations. Mr. Tulloch will continue to report to the Company’s President, Mr. Mirt.
About HealthSpring, Inc.
HealthSpring is based in Nashville, Tennessee, and is one of the country’s largest Medicare Advantage coordinated care plans. HealthSpring currently owns and operates Medicare Advantage plans in Alabama, Florida, Georgia, Illinois, Mississippi, Tennessee, and Texas and also offers a national stand-alone Medicare prescription drug plan. For more information, visit www.healthspring.com. Media information is available at HealthSpring’s press site: http://press.healthspring.com.
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